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                                 Exhibit 10.5

                              EMPLOYMENT AGREEMENT



              THIS EMPLOYMENT AGREEMENT is entered into as of the 17th day of September, 1992 (the "Effective Date"), by and between PORTFIELD INVESTMENTS, INC., a Colorado corporation (the "Company"), and KEITH R. HOLDER
("Executive"), residing at 107 Country Club Park Drive, Grand Junction, Colorado 81503.

                                BACKGROUND FACTS

              A. Executive is currently serving as an executive officer and director of the Company.

              B. In order to obtain the continued services of Executive, the Company and Executive each desire to enter into this Agreement whereby Executive will be employed by the Company on the terms and conditions set forth herein.

                                   AGREEMENT

              For and in consideration of the mutual benefits to be received and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

              1. Employment. The Company agrees to employ Executive and Executive agrees to be employed by the Company for the compensation, duration and subject to the terms and conditions hereinafter set forth, effective as of the Effective Date.

              2.  Term.   The term of employment hereunder hall be until such
date Executive's employment hereunder is terminated pursuant to Section 8 hereof.

              3. Duties. During the entire term of this Agreement, Executive shall render full-time services as President of the Company and Wescourt Group, Inc. ("Wescourt") and in such other capacities as may be required from time to time by the Board of Directors of the Company (the "Board"), including services for any other affiliates or subsidiaries of the Company to the extent that it is feasible for him to provide such services. For purposes of this Section 3, all references to the Company shall include Wescourt and all other direct and indirect subsidiaries of the Company. Executive shall have primary responsibility for the Company's day-to-day operations and shall perform such additional services as are requested of him by the Board. Executive shall have specific responsibility for finance (including budgeting, planning, cash flow management, expense approval, direct accounting functions), and overall responsibility for operations and development of Company business. Notwithstanding the generality of the foregoing, Executive understands that the decisions made by Executive are subject to the discretion vested in the Board of Directors of the Company under Colorado law. If Executive is elected or appointed a director of the Company or a director or officer of any subsidiary



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or affiliate of the Company, Executive will serve in the capacity or capacities without further compensation. Executive agrees to provide the services contemplated by this Agreement without regard to whether any of the Company's operations are conducted directly by the Company through unincorporated divisions or through subsidiaries or affiliates of the Company. Executive shall devote his attention and energies on a substantially full-time basis to the business of the Company and to the discharge of his duties as President.
Subject to the provisions in Section 11(a) hereof, nothing herein shall preclude Executive from pursuing other passive activities (such as investment activities), which do not materially interfere with Executive's performance of his duties hereunder.

              4. Salary. As compensation for the services to be rendered by Executive hereunder, the Company shall pay to Executive during the term hereof the annual base salary of $75,000, as the same may from time to time be increased by the Board of the Company (the "Base Salary"). The Base Salary payable to Executive hereunder shall be paid in accordance with the Company's normal payroll procedures.

              5. Incentive Compensation. As further compensation for the services of Executive hereunder, the Company may pay to Executive an annual incentive compensation bonus as determined by the Board in its sole discretion.

              6. Additional Benefits. Executive shall be entitled to receive all other benefits of employment generally available to other executive officers of the Company, which benefits are now in effect or hereafter instituted during the term of this Agreement, including (but not limited to) qualified employee benefit plans (including deferred compensation plans), employee loan plans, group health, disability or life insurance benefits and other perquisites. The company shall provide disability coverage in the amount of $250,000, a key-man life insurance policy with benefits payable to Executive in the amount of $250,000 and group health insurance coverage for Executive.

              7. Reimbursement of Expenses. Executive shall be reimbursed by the Company for all reasonable expenses incurred by him on behalf of the Company in performance of his duties pursuant to this Agreement.

              8. Termination by Executive or the Company. The Company or the Executive shall be entitled to terminate Executive's employment hereunder as follows:

                 (a)  Executive.   Executive shall have the right to terminate
his employment pursuant to this Agreement for Good Reason (as defined in Section 8(e) below) or otherwise by delivering written notice to the Company indicating a termination date not less than thirty (30) days after the date of delivery of such writing.

                 (b)  Death or Disability.

                      (i)   Disability.   Executive's employment hereunder
         shall be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of 120 consecutive days or six



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         (6) months out of any 12 month period to perform his duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company.

                           (ii) Death. This Agreement shall terminate upon the death of Executive. Upon termination for death, Executive shall be entitled to his Base Salary at the rate in effect at the time of Executive's death through the end of the month in which his death occurs plus $250,000 from the key-man life insurance policy maintained by the Company of Executive's life.

                           (iii) Death or Disability Benefits. All other benefits to which Executive may be entitled following Executive's termination for death or disability shall be determined in accordance with the plans, policies and practices of the Company. In addition, upon the Executive's death or disability, Executive shall be entitled to a pro rata portion of any Bonus (as calculated pursuant to Section 8(d)(i) below) determined as of the date of death or the beginning of any period of disability.

                 (c) For Cause by the Company. Executive's employment hereunder may be terminated by the Company for "Cause." For purposes of this Agreement, "Cause" shall mean (i) Executive's willful failure to perform his material duties hereunder (other than for Disability or as a result of termination by Executive for Good Reason), (ii) Executive's dishonesty in the performance of his duties hereunder or (iii) Executive's conviction of a felony under the laws of the United States or any state thereof. If Executive is terminated for Cause, or if Executive voluntarily terminates employment hereunder other than for Good Reason, he shall be entitled to receive his Base Salary through the date of termination. All other benefits, if any, payable to Executive following such termination of Executive's employment shall be determined in accordance with the plans, policies and practices of the Company.

                 (d) Termination Payments. If Executive's employment hereunder is terminated by the Company without Cause or by Executive with Good Reason, executive shall be entitled to receive the following benefits:

                      (i) an amount equal to the sum of his Base Salary in effect at the time of such termination or, in the event of termination by the Executive on account of an event described in
          Section 8(e)(iv) below, the Base Salary as in effect immediately prior to the reduction or reductions referred to therein (the "Salary Amount") times two plus a pro rata portion of the bonus the Executive would have earned in respect of the year of termination under any Company incentive compensation plan in effect at the date of termination or, in the event of a termination by Executive by reason of an event described in Section 8(e)(vi) below, the plan in effect prior to the elimination referred to therein, determined as if the Executive had been employed by the Company for the full year and without



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          regard to any right reserved by the Company to decrease or eliminate such bonus, based on the level of actual performance by Executive as of the termination date as compared to the performance objectives established for such year pursuant to the plan. (For example, if Executive was entitled to at $100,000 bonus if the Company's net profits for the year reached $1,000,000 and at the time of Executive's termination, the Company's net profits were $100,000, Executive would be entitled to 1/10th of the $100,000 bonus or $10,000) (the "Bonus");

                           (ii) the Salary Amount shall be paid by the Company to the Executive at the time of his regular payroll payments for a period of one year following such termination and, at the end of such one year period, the Company shall pay Executive a lump sum equal to the Salary Amount plus the Bonus, if any;

                           (iii) for a 12-month period after such termination, the Company shall cause Executive to be provided with life, accident, medical, dental and prescription insurance benefits substantially similar to, and on the same terms, if any, as, those benefits elected and received by Executive under the Company's and Wescourt's benefit programs in effect immediately prior to such termination; provided that Executive shall be charged an amount equal to any monthly payroll deduction charged for similar benefits to executives in positions similar to that which Executive held before his termination;

                           (iv) in addition to all other amounts payable to Executive under this Section 8(d), Executive shall be entitled to receive all benefits payable to Executive under any other plan, policy or agreement, if any, relating to retirement or other benefits in accordance with the terms of such plans, policies or agreements, if any.

                 (e) Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                            (i)   a material reduction in Executive's
          responsibilities, authorities or duties, all as contemplated by
          Section 3 hereof; provided, however, that such reduction by reason of a termination for Cause, death, Disability or with Executive's written consent shall not constitute Good Reason;

                            (ii) Executive's job is eliminated without his consent other than by reason of promotion or termination for Cause, death or Disability;

                            (iii) the Company fails to pay Executive any amount otherwise vested and due hereunder or under any plan or policy of the Company or Wescourt;

                            (iv) a reduction in Executive's Base Salary, equal to or greater than five percent (5%) of the Base Salary in anyone year period except in the event of an across-the-board reduction at the Company or the "business unit" in which Executive is employed;





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                            (v)   a reduction in Executive's benefit levels,
          except in the event of an across-the-board reduction at the Company or the "business unit" in which Executive is employed;

                            (vi) the elimination of an incentive compensation plan in which Executive was a participant by the Company or Wescourt, which plan by its terms provides for continuing participation by Executive for more than a one-year period; or

                            (vii) the Executive's office is relocated outside of a 50-mile radius of Grand Junction or Denver, Colorado without his prior written consent.

         Executive shall provide to the Company written notice of termination in connection with an event described in clauses (i) through (vii) above. The Company shall have ten (10) business days from the date of receipt of such written notice to effect a cure of the event described therein, and upon cure thereof by the Company, which in the case of clause (i) only must be to Executive's reasonable satisfaction, such event shall no longer constitute Good Reason for purposes of this Agreement.

              9. Effect of Expiration or Termination. Termination of employment of Executive hereunder for any reason shall end the obligation of Executive to perform services hereunder, the obligation of the Company to employ Executive, and the obligation of the Company to reimburse expenses hereunder except to the extent accrued or incurred prior to the effective date of termination.
Executive shall not be subject to any liability for breach of this Agreement by reason of his termination of his employment hereunder; provided such termination is effected in accordance with the terms of this Agreement.

              10. Indemnification. The Company shall indemnify, defend and hold Executive harmless, to the full extent permitted by applicable law, from and against any expense, loss, liability or damage incurred or suffered by him by reason of any act performed or omitted to be performed by him (other than Executive's gross negligence, willful misconduct or fraud) with respect to his employment or service in any capacity to the Company or by reason of any guarantee of any liability or obligation of the Company or any of its direct or indirect subsidiaries by Executive (whether delivered prior to the date hereof or hereafter), including attorneys' fees and costs incurred by him in connection with any threatened, pending or completed action or proceeding (whether civil, criminal, administrative or investigative) based on any such act or omission, which attorneys' fees and costs shall be paid by the Company as incurred by him, except to the extent prohibited by applicable law. Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers and to the extent the Company maintains such insurance policies, Executive shall be covered by such policies, in accordance with their terms, to the maximum extent of the coverage available for any Company officer or director.



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              11.          Non-Compete.

                  (a) Non-Compete Agreement. During the term of this Agreement and for two years thereafter (the "Non-Compete Period"), Executive shall not within the states of Colorado, Nebraska, Utah, New Mexico, Wyoming, Montana, North Dakota, South Dakota and Idaho directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) engage in any business engaged in or actively contemplated by the Company, its subsidiaries or affiliates as of the date of termination of employment hereunder (the "Businesses"), or have any interest, directly or indirectly in any such Businesses; provided that Executive may own directly or indirectly not more than 5% of the outstanding capital stock of any publicly-traded corporation or business entity engaged in any of the Businesses.

                  (b) Confidentiality. Executive acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business or affairs of the Company, its subsidiaries or affiliates are the property of the Company. Therefore, Executive agrees that he shall not disclose to any person (other than a person with a need to know such information) or use for his own account any of such information, observations or data without the Board's written consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company, its subsidiaries or affiliates which he may then possess or have under his control.

                  (c) Non-Solicitation. Executive hereby agrees that, during the Non-Compete Period, he will not knowingly either directly or indirectly, for himself or for any other person or entity, call on, solicit or take away, or attempt to call on, solicit or take away an employee of the Company, its subsidiaries or affiliates.

                 12. Assignment. This agreement shall not be assignable, in whole or in part, by Executive. This Agreement may be assigned by the Company in connection with a merger, consolidation, sale of all or substantially all of the assets or similar transactions with respect to the Company. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto (whether by operation of law or otherwise).

                 13. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.





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                 14. Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent such party thereafter from enforcing each and every provision of this Agreement.

                 15. Notices. Any notice given with respect to this Agreement shall be deemed given and received when personally delivered in writing or forty-eight (48) hours after the same is deposited in the United States mail, postage prepaid, registered or certified mail, addressed to a party at the address set forth below, or at such other address as a party may from time to time designate by five (5) days' written notice to the other:

         If to the Company:

                  Portfield Investments Inc.
                  1625 Broadway, Suite 1970
                  Denver, Colorado 80202
                  Attention:  Board of Directors

         With copies to:

                  Petroleum Holdings, Ltd
                  Suite 1101
                  One East Broward Boulevard
                  Fort Lauderdale, Florida 33301

                              and

                  Marshall R. Pasternack, Esq.
                  Greenberg, Traurig, Hoffman,
                  Lippoff, Rosen & Quental, P.A.
                  1221 Brickell Avenue
                  Miami, Florida 33131

         If to Executive:

                  Keith R. Holder
                  107 Country Club Park Drive
                  Grand Junction, Colorado 81503

         With a copy to:

                  Blair L. Lockwood, Esq.
                  Otten, Johnson, Robinson,
                  Neff & Ragonetti, P.C.
                  950 Seventeenth Street, Suite 1600
                  Denver, Colorado 80202



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                 16. Further Actions. At all times after the date hereof, each party shall execute and deliver such other documents and take such other actions as the other party may reasonably require to carry out the transactions contemplated by this Agreement.

                 17. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.

                 18. Modification. This Agreement may not be amended or modified except in writing executed by the parties hereto.

                 19. Entire Agreement. This Agreement constitutes the entire understanding between the parities with respect to the subject matter thereof.

                 20. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                 21. Captions. Captions to the Sections of this Agreement are for the convenience of the parties, are not a part of this Agreement and shall not be used for the interpretation of any provision of this Agreement.

                 IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.


                                                THE COMPANY:

                                                PORTFIELD INVESTMENTS INC.,
                                                a Colorado corporation



                                                By:_____________________________

                                                Title:__________________________

                                                EXECUTIVE:


                                                _______________________________
                                                Keith R. Holder